Exhibit 99.2

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION. THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION.

FOR IMMEDIATE RELEASE

15 September 2016

RECOMMENDED CASH OFFER

for

POWERFLUTE OYJ

by

NORDIC PACKAGING AND CONTAINER (FINLAND) HOLDINGS OY

an affiliate of

MADISON DEARBORN PARTNERS, LLC

The boards of directors of Nordic Packaging and Container (Finland) Holdings Oy (“Bidco”) and Powerflute Oyj (“Powerflute” or the “Company”) are pleased to announce the terms of a recommended cash offer to be made by Bidco for the entire issued and to be issued share capital of Powerflute (including all outstanding Powerflute Options) not already owned, or agreed to be acquired, by Bidco. Bidco is a company recently incorporated in Finland by investment funds advised by Madison Dearborn Partners, LLC (“MDP”) for the purpose of making and implementing the Offer. Further details in relation to MDP and Bidco are set out in paragraph 9 of this Announcement.

Summary

•	Under the terms of the Offer, Powerflute Shareholders and Powerflute Optionholders (other than the Smurfit Parties) will be entitled to receive:

For each Powerflute Share:	90 pence in cash; and

For each Powerflute Option:	90 pence in cash less the applicable subscription price for such Powerflute Option.

•	The Offer values the entire issued and to be issued share capital of Powerflute (including all outstanding Powerflute Options) at approximately £268 million and represents:

•	a premium of approximately 22.0 per cent. to the Closing Price per Powerflute Share of 73.75 pence on 14 September 2016, being the last Business Day prior to the date of this Announcement; and

•	a premium of approximately 23.6 per cent. to the average Closing Price of 72.82 pence per Powerflute Share for the 90 day period up to and including 14 September 2016, being the last Business Day prior to the date of this Announcement.

•	Bidco has either agreed to acquire pursuant to the Smurfit Undertakings or received irrevocable undertakings to accept, or procure the acceptance of, the Offer in respect of, in aggregate, 152,034,507 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 51.0 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares).

•	Bidco has already agreed, in private transactions pursuant to the Smurfit Undertakings, to acquire the Smurfit Parties’ entire beneficial holdings in Powerflute amounting to, in aggregate, 81,973,221 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 27.5 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), for 80 pence in cash for each Powerflute Share and 80 pence in cash less the applicable subscription price for each Powerflute Option and otherwise on the terms and conditions set out in the Smurfit Undertakings. The Smurfit Parties will have no continuing equity interest in Powerflute following the completion of the Offer.

•	Bidco has obtained an irrevocable undertaking from Henderson Global Investors Limited and Alphagen Capital Limited (in their capacities as discretionary investment managers) to accept, or direct acceptances of, the Offer in respect of a total of 49,634,357 Powerflute Shares, representing, in the aggregate, approximately 16.7 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares). Further details of these irrevocable undertakings are set out in Appendix 3 to this Announcement.

•	The Independent Directors, who have been so advised by Rothschild as to the financial terms of the Offer, considers the terms of the Offer to be fair and reasonable. In providing advice to the Independent Directors, Rothschild has taken into account the commercial assessments of the Independent Directors. Rothschild is providing independent financial advice to the Independent Directors. In view of their ongoing involvement, neither Marco Casiraghi nor David Walton has participated in the preparations and deliberations regarding the Independent Directors’ recommendation.

•	The Independent Directors have consulted with the Company’s Nominated Adviser, Numis Securities Limited, regarding the matters described in this Announcement where required by and in accordance with the AIM Rules.

•	The Independent Directors intend to recommend unanimously that Powerflute Shareholders and Powerflute Optionholders accept the Offer, as the Powerflute Directors (other than Dr. Dermot F. Smurfit) who hold Powerflute Shares and Powerflute Options have irrevocably undertaken to do in respect of their entire beneficial holdings in Powerflute amounting to, in aggregate, 20,426,929 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 6.9 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares). Shareholders should refer to paragraph 6 of this Announcement for further detail on the background to and reasons for the Independent Directors’ recommendation.

•	The Offer is conditional upon, amongst other things, Bidco receiving valid acceptances (which have not been withdrawn) in respect of Powerflute Shares and Powerflute Options which, when taken together with the Powerflute Shares and Powerflute Options that Bidco has actually acquired (or has an unconditional right to acquire) pursuant to the Smurfit Undertakings and any other Powerflute Shares or Powerflute Options acquired by Bidco before or during the Disclosure Period (whether pursuant to the Offer or otherwise), will result in Bidco holding more than 90 per cent. of the Powerflute Shares and voting rights then normally exercisable at a general meeting of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares).

•	If the Offer becomes, or is declared, unconditional in all respects and sufficient acceptances of the Offer are received, Bidco intends to procure that Powerflute will make an application to the London Stock Exchange for the cancellation of the admission to trading on AIM of all the Powerflute Shares. Cancellation of admission to trading is likely to reduce significantly the liquidity and marketability of any Powerflute Shares in respect of which the Offer has not been accepted at such time. It is also intended that, following implementation of the Offer, Bidco will seek to re-register Powerflute as a private limited company.

•	If the Offer becomes, or is declared, unconditional in all respects and sufficient acceptances of the Offer are received, Bidco also intends to initiate compulsory redemption proceedings pursuant to Chapter 18 Section 1 of the Finnish Companies Act to acquire compulsorily, on the same terms as the Offer, the remaining Powerflute Shares in respect of which the Offer has not at such time been accepted, whether or not the Offer remains open.

•	Powerflute has its registered office in Finland and is not subject to the UK City Code on Takeovers and Mergers (the “Code”). Accordingly the Code does not apply to the Offer by Bidco for Powerflute and this transaction is not subject to the jurisdiction of, or being regulated by, the UK Panel on Takeovers and Mergers (the “Takeover Panel”). However, Powerflute and Bidco have agreed, to the extent set out in the Implementation Agreement, that they will conduct themselves and the Offer as if the Offer were subject to the Code.

The offer price for each outstanding Powerflute Share validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer will be payable in Sterling. However, beneficial owners of Powerflute Shares that are registered directly in their own name in the Finnish book-entry system will have the option to receive (in full satisfaction of Bidco’s obligations in respect of the offer price) payment in respect of their Powerflute Shares that are validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer in the equivalent amount of Euros determined as near to the payment date as reasonably practicable based on the Euro spot rate against the Sterling exchange rate on the nearest practicable day to such payment date (as determined and implemented by the receiving agent for the Offer).

This summary should be read in conjunction with the following full announcement and the Appendices. The Offer will be subject to the Conditions and principal further terms set out in this Announcement and to the full terms and conditions that will be set out in the Offer Document and, in respect of Powerflute Shares held in certificated form and Powerflute Options, the applicable Form of Acceptance.

It is intended that the Offer Document and the Forms of Acceptance containing further details of the Offer will be despatched to Powerflute Shareholders and Powerflute Optionholders (other than to persons in a Restricted Jurisdiction) as soon as practicable and, in any event, not later than 28 days after the date of this Announcement (unless agreed otherwise with the Independent Directors).

Appendix 1 contains the conditions and certain further terms of the Offer. Appendix 2 contains bases and sources of certain information contained in this summary and the following announcement. Appendix 3 contains details of irrevocable undertakings received by Bidco. Appendix 4 contains the definitions of certain terms used in this summary and this Announcement.

Powerflute confirms that, as of close of business on 14 September 2016, it had in issue 290,650,374 ordinary shares of no nominal value (excluding shares held in treasury). The International Securities Identification Number for Powerflute Shares is FI0009015291.

The above figure may be used by shareholders to determine the percentage of issued share capital they hold in Powerflute for the purposes of making Disclosure as described in the Announcement.

Enquiries:

Barclays (Financial Adviser to MDP and Bidco) Asim Mullick/Kurt Kohlmeyer/Bertie Whitehead (Corporate Broking)	Tel: +44 (0) 20 7623 2323

Rothschild (Financial Adviser to Powerflute) John Deans/Neil Thwaites	Tel: +44 (0) 20 7280 5000

Numis Securities Limited (NOMAD and Corporate Broker to Powerflute) Mark Lander (Corporate Broking) Andrew Holloway/Jamie Lillywhite (Nominated Advisor)	Tel: +44 (0) 20 7260 1000

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting as financial adviser exclusively for MDP and Bidco and no-one else in connection with the Offer, this Announcement and the other matters referred to in this Announcement, and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than MDP and Bidco for providing the protections afforded to its clients, nor for providing advice in relation to the Offer or this Announcement or any matter referred to herein.

Rothschild, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for Powerflute as to the financial terms of the Offer and for no-one else in connection with the Offer and this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Powerflute for providing the protections afforded to its clients, nor for providing advice in relation to the Offer or this Announcement or any matter referred to herein.

Numis, which is authorised and regulated by the FCA in the United Kingdom, is acting solely for Powerflute as its nominated adviser and broker in relation to the Offer and this Announcement and nobody else (whether or not a recipient of this Announcement) as a client in relation to the Offer and this Announcement and will not be responsible to anyone other than Powerflute for providing the protections afforded to the clients of Numis nor for providing advice in relation to the Offer and this Announcement or any other matter referred to in this Announcement.

IMPORTANT NOTES

Further Information

This Announcement is for information purposes only. It is not intended to and does not constitute, or form part of, an offer or invitation or the solicitation of any offer to sell or purchase any securities or the solicitation of any offer to otherwise acquire, subscribe for, sell or otherwise dispose of any security pursuant to the Offer or otherwise, nor shall there by any sale, issuance, or transfer of securities in any jurisdiction in contravention of applicable law.

The Offer will be made solely by means of the Offer Document and, in respect of Powerflute Shares held in certificated form and Powerflute Options, the applicable Form of Acceptance, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. Any decision in respect of, or other response to, the Offer should be made only on the basis of the information contained in those documents.

This Announcement has been prepared for the purpose of complying with English and Finnish law and the AIM Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of the United Kingdom and Finland.

Bidco will prepare the Offer Document and the Forms of Acceptance to be distributed to the Powerflute Shareholders and Powerflute Optionholders. Powerflute and Bidco urge the Powerflute Shareholders and Powerflute Optionholders to read the Offer Document and the applicable Form of Acceptance when they become available because they will contain important information relating to the Offer.

The receipt of cash pursuant to the Offer by Powerflute Shareholders and Powerflute Optionholders may be a taxable transaction under applicable national, state and local, as well as foreign and other, tax laws. Each Powerflute Shareholder and Powerflute Optionholder is urged to consult their independent professional adviser regarding the tax consequences of accepting the Offer.

Overseas Shareholders

The release, publication or distribution of this Announcement in certain jurisdictions may be restricted by law, and the availability of the Offer to persons who are residents, citizens or nationals of jurisdictions other than the United Kingdom or Finland may be restricted by laws and/or regulations of those jurisdictions. Therefore any persons who are subject to the laws and regulations of any jurisdiction other than the United Kingdom or Finland should inform themselves about and observe any applicable requirements in their jurisdiction. Any failure to comply with the applicable requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Offer disclaim any responsibility or liability for the violation of such requirements by any person.

Unless otherwise determined by Bidco and permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may accept the Offer by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction, and persons receiving this Announcement and all documentation relating to the Offer (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from any Restricted Jurisdiction.

Unless otherwise permitted by applicable law and regulation, the Offer may not be made, directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

Notice to Finnish Investors

This Announcement has not been prepared in accordance with the Finnish Securities Market Act (746/2012, as amended). Neither the Offer nor this Announcement shall be deemed to constitute any offering of securities or any bid for securities as defined in the Finnish Securities Market Act.

Notice to US Investors

The Offer is being made for securities in a Finnish company traded on the AIM and US Powerflute Shareholders should be aware that this Announcement and documentation relating to the Offer have been, or will be, prepared in accordance with disclosure requirements, format and style that differ from those in the United States. All financial information that is included in this Announcement or that may be included or referred to in any other documents relating to the Offer, have been, or will be, prepared, save where Bidco and Powerflute have expressly agreed otherwise, in accordance with International Financial Reporting Standards adopted by the European Union and therefore may not be comparable to financial statements of US companies or companies whose financial statements are prepared in accordance with US GAAP.

The Offer, if required to be made, will be made in the United States pursuant to applicable exemptions under the US tender offer rules and securities laws and otherwise in accordance with the applicable provisions of English law. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and law. In the United States, the Offer will be made solely by Bidco and not by its financial adviser.

Both Powerflute and Bidco are companies incorporated under the laws of Finland. It may not be possible for Powerflute Shareholders or Powerflute Optionholders in the United States to effect service of process within the United States upon Powerflute or Bidco or their respective officers or directors or to enforce against any of them judgments of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue Powerflute or Bidco or their respective officers or directors in a non-US court for violations of the US securities laws. There is also substantial doubt as to enforceability in the United Kingdom in original actions, or in actions for the enforcement of judgments of US courts, based on the civil liability provisions of US federal securities laws.

Forward-Looking Statements

This Announcement including the information incorporated into this Announcement contains certain forward-looking statements. These statements are based on the current expectations of Bidco or Powerflute (as the case may be) and are naturally subject to uncertainty and changes in circumstances. These forward-looking statements may include statements about the expected effects on Bidco or Powerflute of the Offer, the expected timing and scope of the Offer, strategic options and all other statements in this Announcement other than historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “budget”, “schedule”, “forecast”, “project”, “goal”, “believe”, “hope”, “aims”, “continue”, “will”, “may”, “should”, “would”, “could”, “subject to”, or other words of similar meaning. By their nature, forward-looking statements involve known and unknown risks and uncertainties, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this Announcement could cause actual results, outcomes and developments to differ materially from those expressed in, or implied by, such forward-looking statements and such statements are therefore qualified in their entirety by the risks and uncertainties surrounding these future expectations. Many of these risks and uncertainties relate to factors that are beyond the entities’ ability to control or estimate precisely, such as, but not limited to, general business and market conditions both globally and locally, political, economic and regulatory forces, industry trends and competition, future exchange and interest rates, changes in government and regulation including in relation to health and safety, the environment, labour relations and tax rates and future business combinations or dispositions. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, neither Bidco nor Powerflute can give any assurance, representation or guarantee that such expectations will prove to have been correct and such forward-looking statements should be construed in light of such factors and you are therefore cautioned not to place reliance on these forward-looking statements which speak only as at the date of this Announcement. Neither Bidco nor Powerflute assumes any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law or regulations.

No Profit Forecasts or Estimates

Nothing in this Announcement is intended or shall be deemed to be a forecast, projection or estimate of the future financial performance of Bidco or Powerflute and no statement in this Announcement should be interpreted to mean that earnings or earnings per share of those entities (where relevant) for the current or future financial periods would necessarily match or exceed the historical published earnings or earnings per share of those entities (where relevant).

Disclosure Requirements

Powerflute is a Finnish company whose shares are traded on AIM and is therefore not subject to the Code. Accordingly, Powerflute Shareholders and others dealing in Powerflute Shares are not obliged to disclose any of their dealings under the provisions of the Code. However, market participants are requested to make disclosure of “dealings” as if the Code applied. Disclosures made in relation to relevant securities of Powerflute should be released via a Regulatory Information Service using the headline “Document re: Powerflute”. The headline “Form 8/8.3” should not be used. Any question regarding completion of these forms should be raised with Numis (tel: +44 (0) 20 7260 1000). Powerflute Shareholders and persons considering the acquisition or disposal of any interest in Powerflute Shares are reminded that they are subject to the Disclosure and Transparency Rules made by the UKLA and other applicable regulatory rules regarding transactions in Powerflute Shares.

Powerflute’s website contains the form of disclosure requested. If you are in any doubt as to whether or not you should disclose “dealings”, you should contact an independent financial adviser authorised by the Financial Conduct Authority under FSMA (or, if you are resident in a jurisdiction other than the United Kingdom, a financial adviser authorised under the laws of such jurisdiction).

In the light of the foregoing, any person who is “interested” in one per cent. or more of any class of “relevant securities” of Powerflute or of any “securities exchange offeror” (being any “offeror” other than an “offeror” in respect of which it has been announced that its “offer” is, or is likely to be, solely in “cash”) is requested to make an “Opening Position Disclosure” following the commencement of the Disclosure Period which begins upon the release of this Announcement.

An “Opening Position Disclosure” should contain details of the person’s “interests” and short positions in, and rights to subscribe for, any “relevant securities” of each of (i) Powerflute and (ii) any “securities exchange offeror(s)”. Persons requested to make an “Opening Position Disclosure” are requested to make such “Opening Position Disclosure” by no later than 3:30 p.m. on the tenth “business day” following the release of this Announcement. Relevant persons who undertake “dealings” in the relevant securities of Powerflute or a “securities exchange offeror” prior to the deadline for making an “Opening Position Disclosure” are requested instead to make a “Dealing Disclosure”.

If any person is, or becomes “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of an offeree or of any “securities exchange offeror”, all “dealings” in any “relevant securities” of that offeree or of any “securities exchange offeror” (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) should be publicly disclosed in a “Dealing Disclosure” by no later than 3:30 p.m. on the “business day” following the date of the relevant transaction. This requested disclosures should continue until the date on which any “offer” becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the Disclosure Period otherwise ends. A “Dealing Disclosure” should contain details of the “dealing” concerned and of the person’s interests and short positions in, and rights to subscribe for, any “relevant securities” of (i) Powerflute and (ii) any “securities exchange offeror”, save to the extent that these details have previously been disclosed.

Accordingly, in the case of both an “Opening Position Disclosure” and any “Dealing Disclosure”, disclosures of interests in the shares of Powerflute are requested to be made.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Powerflute or a “securities exchange offeror”, they should be regarded to be a single person for these purposes.

“Opening Position Disclosures” will be made by Powerflute and by any “offeror”, and all “dealings” in “relevant securities” of Powerflute by Powerflute, by any “offeror” or by any persons “acting in concert” with any of them, will be disclosed in a “dealing disclosure” by no later than 12:00 p.m. on the “business day” following the date of the relevant transaction.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of “securities”. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of “securities”, or by virtue of any option in respect of, or derivative referenced to, “securities”.

Terms in quotation marks are defined in the Code, which can be found on the website of the Takeover Panel. If you are in any doubt as to whether the request to disclose a “dealing” by reference to the above applies to you, you should contact an independent financial adviser authorised by the Financial Conduct Authority under FSMA.

Purchases Outside the Offer

Bidco or its nominees or brokers (acting as agents) may purchase Powerflute Shares or Powerflute Options otherwise than under the Offer, such as in the open market or through privately negotiated purchases, including pursuant to the Smurfit Undertakings. Such purchases shall comply with the terms of the Implementation Agreement and the AIM Rules.

Publication on Websites and Availability of Hard Copies

A copy of this Announcement will, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, be available free of charge for inspection on Powerflute’s website at www.powerflute.com by no later than 12 noon on the business day following this Announcement. For the avoidance of doubt, the contents of the websites referred to in this Announcement are not incorporated into, and do not form part of, this Announcement.

Powerflute Shareholders holding depositary interests issued by Capita Registrars may request a hard copy of this Announcement by contacting Capita Registrars on 0371 664 0321 if calling from within the United Kingdom or +44 (0) 371 664 0321 if calling from outside the United Kingdom, or by submitting a request in writing to Capita Asset

Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. Powerflute Shareholders holding their shares in a Finnish book-entry account may request a hard copy of this Announcement by contacting Nordea Bank Finland Plc on +358 200 3000, or by submitting a request in writing to Nordea Bank Finland Plc, Investor Solutions & Services, Aleksis Kiven katu 3-5, VC215, 00020 NORDEA. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday. You may also request that all future documents, announcements and information to be sent to you in relation to the Offer should be in hard copy form.

Information Relating to Powerflute Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Powerflute Shareholders, persons with information rights and other relevant persons for the receipt of communications from Powerflute may be provided to Bidco during the Disclosure Period as requested from time to time.

Rounding

Certain figures included in this Announcement have been subject to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetical aggregation of the figures that proceed them.

Time

All times shown in this Announcement are London times, unless otherwise stated.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO

ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT

LAWS OR REGULATIONS OF SUCH JURISDICTION. THIS ANNOUNCEMENT CONTAINS INSIDE

INFORMATION.

FOR IMMEDIATE RELEASE

15 September 2016

RECOMMENDED CASH OFFER

for

POWERFLUTE OYJ

by

NORDIC PACKAGING AND CONTAINER (FINLAND) HOLDINGS OY

an affiliate of

MADISON DEARBORN PARTNERS, LLC

1.	Introduction

The boards of directors of Nordic Packaging and Container (Finland) Holdings Oy (“Bidco”) and Powerflute Oyj (“Powerflute” or the “Company”) are pleased to announce the terms of a recommended cash offer to be made by Bidco for the entire issued and to be issued share capital of Powerflute (including all outstanding Powerflute Options) not already owned, or agreed to be acquired, by Bidco.

Bidco is a company recently incorporated in Finland by investment funds advised by Madison Dearborn Partners, LLC (“MDP”) for the purpose of making and implementing the Offer. Further details in relation to MDP and Bidco are set out in paragraph 9 of this Announcement.

2.	The Offer

Under the terms of the Offer, which is subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to the full terms and conditions to be set out in the Offer Document and, in respect of Powerflute Shares held in certificated form and Powerflute Options, the applicable Form of Acceptance, Powerflute Shareholders and Powerflute Optionholders (other than the Smurfit Parties) will be entitled to receive:

For each Powerflute Share:	90 pence in cash; and

For each Powerflute Option:	90 pence in cash less the applicable subscription price for such Powerflute Option.

The Offer values the entire issued and to be issued share capital of Powerflute (including all outstanding Powerflute Options) at approximately £268 million on the basis of the fully diluted share capital of Powerflute of approximately 297,987,474 Powerflute Shares, as at the date of this Announcement, and represents:

•	a premium of approximately 22.0 per cent. to the Closing Price per Powerflute Share of 73.75 pence on 14 September 2016, being the last Business Day prior to the date of this Announcement; and

•	a premium of approximately 23.6 per cent. to the average Closing Price of 72.82 pence per Powerflute Share for the 90 day period up to and including 14 September 2016, being the last Business Day prior to the date of the date of this Announcement.

The Powerflute Shares and Powerflute Options will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this Announcement. Bidco reserves the right to reduce the Offer consideration by the amount of any dividend (or other distribution) which is paid or becomes payable by Powerflute to Powerflute Shareholders and/or Powerflute Optionholders after the date of this Announcement.

The offer price for each outstanding Powerflute Share validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer will be payable in Sterling. However, beneficial owners of Powerflute Shares that are registered directly in their own name in the Finnish book-entry system will have the option to receive (in full satisfaction of Bidco’s obligations in respect of the offer price) payment in respect of their Powerflute Shares that are validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer in the equivalent amount of Euros determined as near to the payment date as reasonably practicable based on the Euro spot rate against the Sterling exchange rate on the nearest practicable day to such payment date (as determined and implemented by the receiving agent for the Offer).

The Offer Document, containing further information about the Offer, together with the relevant Forms of Acceptance, will be sent to the Powerflute Shareholders in due course and will be made available by Powerflute on its website at www.powerflute.com.

3.	Irrevocable Undertakings

Bidco has received irrevocable undertakings from:

•	all of the Powerflute Directors (other than Dr. Dermot F. Smurfit) who beneficially own Powerflute Shares or Powerflute Options to accept, or procure acceptances of, the Offer in respect of (i) their own beneficial holdings in Powerflute amounting to, in aggregate, 20,426,929 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 6.9 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares) and (ii) where relevant, any Powerflute Shares they may acquire pursuant to the exercise of Powerflute Options; and

•	Henderson Global Investors Limited and Alphagen Capital Limited (in their capacities as discretionary investment managers) to accept, or direct acceptances of, the Offer in respect of a total of 49,634,357 Powerflute Shares, representing, in the aggregate, approximately 16.7 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares).

All of these irrevocable undertakings will cease to be binding if the Offer terminates or lapses in accordance with its terms or otherwise becomes incapable of ever becoming effective. In addition, the irrevocable undertaking from Henderson Global Investors Limited and Alphagen Capital Limited also will cease to be binding in the additional circumstances set out in Appendix 3 to this Announcement.

In addition, Bidco has already agreed, in private transactions pursuant to the Smurfit Undertakings, to acquire the Smurfit Party shareholders’ entire beneficial holdings in Powerflute amounting to, in aggregate, 81,973,221 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 27.5 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), for 80 pence in cash for each Powerflute Share and 80 pence in cash less the applicable subscription price for each Powerflute Option and otherwise on the terms and conditions set out in the Smurfit Undertakings.

See Appendix 3 for further information in relation to these irrevocable undertakings.

Accordingly, Bidco has either agreed to acquire pursuant to the Smurfit Undertakings or received irrevocable undertakings to accept, or procure the acceptance of, the Offer in respect of, in aggregate, 152,034,507 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 51.0 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares).

Powerflute has its registered office in Finland and is not subject to the UK City Code on Takeovers and Mergers (the “Code”). Accordingly the Code does not apply to the Offer by Bidco for Powerflute and this transaction is not subject to the jurisdiction of, or being regulated by, the UK Panel on Takeovers and Mergers (the “Takeover Panel”). However, Powerflute and Bidco have agreed, to the extent set out in the Implementation Agreement, that they will conduct themselves and the Offer as if the Offer were subject to the Code.

4.	Background to the Offer

MDP has significant experience in investing in companies in the packaging industry, including Multi Packaging Solutions International Limited, BWAY Holdings Corporation, Boise Cascade Corporation, Smurfit Kappa Group plc and Packaging Corporation of America. As a result, MDP is continuously evaluating acquisition opportunities within the global packaging industry. In early October 2015, MDP commenced preliminary discussions with the Board about a possible transaction. On 13 October 2015, MDP submitted a preliminary indication of interest offering to acquire all of the shares of Powerflute for consideration per share at or around the then-current trading price, at which point the parties entered into the Confidentiality Agreement. Following a brief due diligence review, including a meeting with management, MDP submitted a revised proposal on 9 November 2015, offering to acquire all of the shares of Powerflute at a price of 85 pence per share plus a contingent value right of 6 pence per share based upon a performance threshold. On 18 November 2015, MDP submitted a second revised offer to acquire all of Powerflute’s ordinary shares at a price per share of (i) 90 pence to shareholders other than Smurfit Parties (being Dr. Dermot F. Smurfit and Bacchantes Ltd. (the investment vehicle of Sir Michael Smurfit)), and (ii) 79 pence to the Smurfit Parties, plus a contingent value right of 6 pence for each share held by the Smurfit Parties. On 21 December 2015, following evaluation of MDP’s proposal by the independent members of the Board and consultations with certain major shareholders of Powerflute, the Board announced that it had terminated discussions with MDP.

In April 2016, MDP and the Independent Directors resumed discussions regarding a potential transaction. On 10 May 2016, MDP submitted an indication of interest outlining its willingness to make an offer to acquire all of Powerflute’s ordinary shares at 90 pence per share from each shareholder other than the Smurfit Parties, and 80 pence per share to the Smurfit Parties. On 19 May 2016, MDP submitted a revised indication of interest to the Board detailing the due diligence process and timing and reaffirming its offer based upon the terms and conditions set forth in the revised indication of interest. Following the execution of the 19 May 2016 submission of the indication of interest, MDP, with the consent of the Independent Directors, entered into exclusive discussions with Powerflute’s management and engaged in a detailed due diligence exercise. On 13 June 2016, MDP submitted a letter to the Board reaffirming its indication of interest dated 19 May 2016. MDP recently completed its due diligence review and confirmed its willingness to make the Offer on the terms and conditions set forth in a revised Indication of Interest on 1 September 2016.

MDP believes there is a strong rationale for the making of the Offer. After evaluating Powerflute’s operations and financial performance, and based upon MDP’s experience investing in a range of related packaging businesses, MDP believes that Powerflute has an attractive market position and a strong management team. However, MDP also believes that certain of Powerflute’s near-term operating activities and strategic opportunities could be addressed most effectively as a private company.

5.	Current Trading

There has been no significant change in Powerflute’s financial or trading position since 30 June 2016.

6.	Background to and Reasons for the Recommendation

Founded around 10 years ago by Dr. Dermot F. Smurfit, its Chairman, Powerflute has established a track record for buying packaging businesses with strong fundamentals, the performance of which can be improved through a combination of management focus and targeted investment.

In recent years, Powerflute has delivered significant value to its shareholders. Powerflute’s operating and financial performance over this time has resulted in substantial capital growth for shareholders, and allowed the Board to adopt a consistent and progressive dividend policy.

Important to the success of Powerflute has been the contribution of its senior management team, in particular the industry expertise and knowledge of Powerflute’s Chairman, its CEO, Marco Casiraghi, supported by its CFO, David Walton.

In the 2016 interim announcement released on 16 August 2016, the Board stated that the Powerflute Group had performed well during the first half of the year despite encountering tougher market conditions in a number of areas. The Board also stated that markets are expected to remain competitive throughout the second half of the year, but despite this, the Board expected the Powerflute Group to continue to perform well for the remainder of the year.

The Independent Directors (comprising the Board, other than Marco Casiraghi and David Walton, each of whom MDP has proposed should have an ongoing involvement with the executive management of Powerflute) remain of the view that the Powerflute Group will continue to perform well in 2016 and, notwithstanding the inherent cyclicality of the paper industry, the Powerflute Group has solid long-term prospects. The outlook for Powerflute’s markets beyond this year and in the medium term is inevitably less certain given the increased geo-political risks and the tougher market conditions that the Powerflute Group is now facing. It is also relevant to highlight that Powerflute’s future success will depend on its continued ability to find and acquire underperforming businesses and to achieve improvement within a timescale appropriate to a listed company.

Against this backdrop, the Independent Directors believe the Offer is timely for Powerflute’s shareholders.

The Independent Directors have assessed the Offer in the light of Powerflute’s current strategy and its alternative strategic options, including related risks and opportunities, its shareholder structure and its succession plans. In particular the Independent Directors have taken into account that the Chairman and his brother Sir Michael Smurfit, both of whom have had long and successful careers in the packaging industry and who together own 27.5 per cent. of the Company’s share capital, have indicated their wish to dispose of their shareholdings in Powerflute and are prepared to accept an offer from Bidco at a discount to the Offer to other shareholders. Post completion of the transaction, neither the Chairman nor Sir Michael Smurfit will have any further involvement with the Company.

Agreement on the Offer was reached after a period of negotiation between the Independent Directors and MDP (on behalf of Bidco). The negotiations included assessment of the effects of recent movements in exchange rates on the value of the Company as it is listed in the United Kingdom while its operations are denominated in foreign currencies. The Independent Directors have also benchmarked the Offer against other transactions in Powerflute’s sector.

The Offer to the non-Smurfit Party shareholders represents a premium of 22.0 per cent. to the current share price and 23.6 per cent. to the 90 day average share price. The Independent Directors believe that, taking into account all factors referred to above, the Offer is fair and reasonable. The Independent Directors, who have been so advised by Rothschild as to the financial terms of the Offer, therefore intend to recommend the Offer to the Company’s shareholders. In providing advice to the Independent Directors, Rothschild has taken into account the commercial assessments of the Independent Directors.

Marco Casiraghi, Christopher Knight, David Walton and Teresa Presas, together the only members of the Board (other than Dr. Dermot F. Smurfit) who own Powerflute Shares and/or Powerflute Options have, subject to certain customary conditions, irrevocably undertaken to accept the Offer. It has been agreed that nothing in such undertakings will restrict the relevant person, in his capacity as a director of the Company from acting in such capacity or voting in his sole discretion in such capacity on any matter to the extent required in order to fulfil his fiduciary duties.

As referred to above MDP has proposed that Marco Casiraghi (CEO) and David Walton (CFO) each has an ongoing involvement with the executive management of Powerflute. Therefore, neither Marco Casiraghi nor David Walton has participated in the preparations and deliberations regarding the Independent Directors’ recommendation. All four of the other members of the Board have participated in the consideration of the Offer and the recommendation.

7.	Recommendation

As stated above, the Offer to the non-Smurfit Party shareholders represents a premium of 22.0 per cent. to the current share price and 23.6 per cent. to the 90 day average share price. The Independent Directors, who have been so advised by Rothschild as to the financial terms of the Offer, consider that, taking into account all factors referred to above, the Offer is fair and reasonable. Accordingly, the Independent Directors intend to recommend the Offer to the Company’s shareholders. In providing advice to the Independent Directors, Rothschild has taken into account the commercial assessments of the Independent Directors. As set out above, neither Marco Casiraghi nor David Walton has participated in the preparations and deliberations regarding the Independent Directors’ recommendation. All four of the other members of the Board have participated in the consideration of the Offer and the recommendation.

8.	Information relating to Powerflute

Powerflute is a paper and packaging group quoted on the AIM market of the London Stock Exchange (Ticker: POWR) which seeks to acquire businesses with strong fundamentals whose performance can be improved through a combination of management focus and targeted investment. Powerflute currently has two main activities: Coreboard and Cores, which trades under the name Corenso, and Packaging Papers, which trades under the name Powerflute.

Coreboard and Cores

Through its Corenso brand, Powerflute is one of the world’s leading integrated producers of high-quality coreboard and high performance cores, operating three coreboard mills with total capacity in excess of 300,000 tonnes per annum, 12 wholly owned core plants with total capacity of 230,000 tonnes per annum and four affiliated core plants with total capacity of about 35,000 tonnes per annum.

Powerflute has coreboard production facilities in Finland, France and North America and a network of core plants in strategic locations in China, North America and Europe, including facilities throughout continental Europe, in the Nordic regions and in the United Kingdom.

Cores and coreboard are manufactured from recycled paper and are used for applications in paper, packaging, textiles, steel, aluminium and many other industries. Corenso coreboard and cores demonstrate superior strength and rigidity and are suitable for use in the most demanding applications.

Packaging Papers

Powerflute operates a paper mill in the town of Kuopio in Central Finland with the capability to produce up to 280,000 tonnes per annum of a premium grade of semi-chemical fluting made exclusively from locally sourced birch. The Kuopio mill is one of only three suppliers of Nordic semichemical fluting in Europe.

Corrugated boxes manufactured using Powerflute™ demonstrate strength and humidity resistance making them suitable for use in demanding packaging applications and for exposure to challenging environmental conditions.

Powerflute™ is used extensively for long-distance transportation of fruit and vegetables in refrigerated containers and for the packaging of high-value industrial goods such as electrical appliances, automotive components and bulk dry chemicals.

For more information about Powerflute, visit www.powerflute.com.

9.	Information relating to MDP and Bidco

MDP

MDP is a leading private equity investment firm based in Chicago, Illinois. Since MDP’s formation in 1992, the firm has raised six funds with aggregate capital of over US$18 billion and has completed investments in approximately 130 companies. MDP operates from a single office in Chicago and employs 43 investment professionals. MDP’s 15 Managing Directors have an average tenure at the firm of 20 years and many have worked together since the 1980s.

MDP’s founders adopted an industry focused investment approach over 30 years ago, and the firm has six dedicated teams that have long and successful track records of investing in their respective sectors. The six industry verticals are: (i) Basic Industries, (ii) Business & Government Services, (iii) Consumer, (iv) Financial & Transaction Services, (v) Health Care and (vi) Telecom, Media & Technology Services. Within its Basic Industries vertical, MDP is an active investor in the paper and packaging sector, having previously made investments in Multi Packaging Solutions International Limited, BWAY Holdings Corporation, Boise Cascade Corporation, Smurfit Kappa Group plc and Packaging Corporation of America.

For more information about MDP, visit www.mdcp.com.

Bidco

Bidco is a private limited liability company incorporated in Finland on 2 September 2016 under the Finnish Companies Act with registered number 2778943-5. It has its registered office at c/o Borenius Attorneys Ltd, Eteläesplanadi 2, FI-00130 Helsinki, Finland. The directors of Bidco are Thomas S. Souleles, Mark B. Tresnowski and John Eric Knutsen.

Bidco is owned and controlled by investment funds advised by MDP (the “MDP Funds”) and has been formed for the purpose of making and implementing the Offer. Save for activities in connection with the Offer, Bidco has not carried on any business prior to the date of this Announcement, nor has it entered into any obligations. Bidco has no material assets or liabilities other than those described in this Announcement, and Bidco has not paid any dividends or prepared any historical financial accounts.

Bidco’s proposed principal investment is the proposed acquisition of Powerflute Shares pursuant to the Offer or otherwise. In the event that the Offer is declared unconditional in all respects and there is full acceptance of the Offer by Powerflute Shareholders and Powerflute Optionholders, the earnings, assets and liabilities of Bidco will comprise the consolidated earnings, assets and liabilities of the Powerflute Group at that time, and the principal activity of Bidco will be to act as a holding company for Powerflute.

10.	Financing Arrangements of Bidco

Equity Commitment Letter

On 14 September 2016, Bidco entered into an equity commitment letter with the MDP Funds (the “Equity Commitment Letter”) pursuant to which the MDP Funds have committed to provide equity financing to Bidco on the terms and subject to the conditions set out in the Equity Commitment Letter. The purpose of the Equity Commitment Letter is to provide Bidco with a source of funds to finance (in part) the consideration payable under the Offer and to pay certain fees, costs and other expenses in connection with the Offer.

The MDP Funds will satisfy their obligations under the Equity Commitment Letter from existing capital commitments.

Interim Facilities Agreement

On 14 September 2016, Bidco entered into an interim credit facility with Barclays Bank PLC (the “Interim Facility”) that provides for borrowings of up to €315 million on the terms and subject to the conditions set out in the Interim Facility. The purpose of the Interim Facility is to provide Bidco with a source of funds to finance (in part) the consideration payable under the Offer and to pay certain fees, costs and other expenses in connection with the Offer.

Under the Interim Facility, Bidco has agreed to a number of restrictions including in relation to the conduct of the Offer by Bidco, including that Bidco shall:

•	provide such additional information regarding the status of the Offer (including whether any competing offer has been made in respect of the Powerflute Shares) and the acquisition of any Powerflute Shares pursuant to Chapter 18 Section 1 of the Finnish Companies Act (624/2006, as amended) as the interim facility agent may reasonably request;

•	use its reasonable endeavours to acquire any Powerflute Shares not acquired on or prior to the First Closing Date, including pursuant to Chapter 18 Section 1 of the Finnish Companies Act (624/2006, as amended), prior to 31 December 2016;

•	not, without the prior written consent of all interim lenders, increase the amount of cash payable by it in respect of any Powerflute Shares and any Powerflute Options pursuant to the Offer or otherwise increase the consideration payable pursuant to the Offer, unless any additional or alternative consideration payable is funded by means of additional equity or subordinated loans;

•	not, except as consented to by the interim facility agent in writing, amend, vary, waive or otherwise modify the terms and conditions of the Offer set out in this Announcement or the Offer Document, or treat as satisfied any condition, the satisfaction of which involves an assessment regarding the acceptability or otherwise to Bidco of conditions imposed by any regulatory body, if such amendment, variation, waiver, modification or treating as satisfied is material and is reasonably likely to be prejudicial to the interests of the interim lenders, in each case except to the extent required by court or any other applicable law, regulation or regulatory body;

•	not declare the Offer unconditional as to acceptances until the Offer has been accepted by the holders of Powerflute Shares and Powerflute Options such that Bidco is entitled to proceed with compulsory redemption proceedings pursuant to Chapter 18 Section 1 of the Finnish Companies Act;

•	procure that the Offer Document is issued and dispatched in accordance with the timetable set out in this Announcement;

•	deliver to the interim facility agent copies of this Announcement, the Offer Document, any receiving agent letter, all other material announcements and documents published or delivered pursuant to the Offer and all material legally binding agreements entered into by Bidco in connection with the Offer, in each case except to the extent it is prohibited by law or regulation from doing so; and

•	procure that such action as is necessary is taken to re-register Powerflute and any other relevant members of the Powerflute Group as a private limited company on or prior to 31 December 2016.

11.	Management, Employees and Locations

Bidco attaches great importance to the skills, expertise and knowledge of the existing management and employees of Powerflute and expects them to play a leading role in growing its business. If the Offer is declared unconditional in all respects, Bidco intends to build on the successful investment in the business made by the existing management team.

Bidco has significant understanding of Powerflute’s operations. Although Bidco has not had detailed discussions about the operational management of its operations on an ongoing basis, it is the current belief of Bidco that, if the Offer is declared unconditional in all respects, Bidco does not anticipate carrying out any material restructuring of Powerflute’s business or relocation of its personnel or other significant cost saving exercise, nor any changes to the principal locations of the Powerflute Group’s business or any redeployment of its fixed assets.

Bidco confirms that if the Offer is declared unconditional in all respects, it intends to safeguard fully the existing employment and pension rights of all Powerflute’s management and employees in accordance with applicable law and to comply with the Powerflute Group’s pension obligations for existing employees and members of Powerflute’s pension schemes. Bidco’s current plans for Powerflute do not involve any material change in the conditions of employment of its employees.

It is intended that the Independent Directors will cease to be directors of Powerflute on the Offer becoming, or being declared, unconditional in all respects, or shortly thereafter.

12.	Powerflute Shares to which the Offer Relates and the Powerflute Share Plan

Bidco has already agreed, in private transactions pursuant to the Smurfit Undertakings, to acquire the Smurfit Shareholders’ entire beneficial holdings in Powerflute amounting to, in aggregate, 81,973,221 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 27.5 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares). The Offer extends to the remaining Powerflute Shares and Powerflute Options not already owned, or agreed to be acquired by, Bidco (including pursuant to the Smurfit Undertakings).

The Offer extends to all outstanding Powerflute Options (other than Powerflute Options held by the Smurfit Parties, which are subject to purchase by Bidco on the terms and subject to the conditions contained in the Smurfit Undertakings). On 13 September 2016, the Board determined to accelerate conditionally all outstanding Powerflute Options (including those held by the Smurfit Parties) such that the holders thereof shall have the right to exercise such Powerflute Options and subscribe for the underlying Powerflute Shares from and after such time as the Offer has become or been declared wholly unconditional.

Under the terms of the Offer, each Powerflute Optionholder (other than, for the avoidance of doubt, any Smurfit Parties) will be permitted either to accept the Offer in respect of his or her Powerflute Options or to exercise his or her Powerflute Options and then accept the Offer in respect of the Powerflute Shares underlying such Powerflute Options, in each case in accordance with procedures to be more fully described in the Offer Document.

The receipt of cash pursuant to the Offer by Powerflute Optionholders may be a taxable transaction under applicable national, state and local, as well as foreign and other tax laws, and the tax consequences may be different depending on the jurisdiction in which the Powerflute Optionholders reside and/or whether Powerflute Optionholders accept the Offer in respect of Powerflute Options or Powerflute Shares underlying such Powerflute Options. Each Powerflute Shareholder and Powerflute Optionholder is urged to consult their independent professional adviser regarding the tax consequences of the Offer.

13.	Financing of the Offer

The consideration payable under the Offer will be provided by Bidco from the proceeds of the Equity Commitment Letter and the Interim Facility (or a replacement term loan facility), in each case, as referred to in paragraph 10 of this Announcement.

Barclays, financial adviser to Bidco, is satisfied that sufficient cash resources are available to Bidco to satisfy in full the consideration payable to Powerflute Shareholders and Powerflute Optionholders pursuant to the Offer and to the Smurfit Parties under the Smurfit Undertakings.

The statement made by Barclays in the paragraph above is given solely with regard to market practices followed when providing a cash confirmation for transactions governed by the Code and without regard to the applicable laws, rules and regulations of any other jurisdiction.

Further information in relation to the financing of the Offer will be set out in the Offer Document.

14.	Opening Position Disclosure

Except for the irrevocable undertakings referred to in paragraph 3 of this Announcement, as at close of business on 14 September 2016 (being the last Business Day prior to the date of this Announcement), neither Bidco, nor any of the directors of Bidco or any member of the Bidco Group, nor, so far as the directors of Bidco are aware, any person acting in concert with Bidco for the purposes of the Offer, had any interest in, right to subscribe for, or had borrowed or lent any Powerflute Shares or securities convertible or exchangeable into Powerflute Shares, nor did any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to take delivery, or any dealing arrangement, in relation to Powerflute Shares or in relation to any securities convertible or exchangeable into Powerflute Shares.

However, in the interests of maintaining secrecy prior to the publication of this Announcement, Bidco has not yet completed enquiries in respect of the matters referred to in this paragraph of certain parties who may be deemed to be acting in concert with it for the purposes of the Offer. Enquiries of such parties will be completed as soon as practicable following the making of this Announcement and further disclosures, if any, required in respect of such parties will be made as soon as possible.

Powerflute confirms that it will, within 10 business days, make an “Opening Position Disclosure”. Bidco will make an “Opening Position Disclosure” later today.

15.	Further Terms and Conditions of the Offer

The Offer will be subject to the Conditions and further terms set out in this Announcement and to the full terms and conditions to be set out in the Offer Document and, in respect of Powerflute Shares held in certificated form and Powerflute Options, the applicable Form of Acceptance.

Appendix 1 contains the conditions and certain further terms of the Offer. Appendix 2 contains bases and sources of certain information contained in this Announcement. Appendix 3 contains details of irrevocable undertakings received by Bidco. Appendix 4 contains the definitions of certain terms used in this Announcement.

The Offer will be governed by English law. Powerflute and Bidco have agreed, to the extent set out in the Implementation Agreement, that they will conduct themselves and the Offer as if the Offer were subject to the Code. The Offer will also be subject to the applicable requirements of the AIM Rules.

16.	Cancellation of Admission to Trading of the Powerflute Shares on Aim and Compulsory Redemption

If the Offer becomes, or is declared, unconditional in all respects and Bidco receives valid acceptances (which have not been withdrawn) in respect of Powerflute Shares and Powerflute Options which, when taken together with the Powerflute Shares and Powerflute Options that Bidco has actually acquired (or has an unconditional right to acquire) pursuant to the Smurfit Undertakings and any other Powerflute Shares or Powerflute Options acquired by Bidco before or during the Disclosure Period (whether pursuant to the Offer or otherwise), will result in Bidco holding more than 90 per cent. of the Powerflute Shares and of the voting rights then normally exercisable at a general meeting of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), Bidco intends to procure that Powerflute will make an application for the cancellation of the admission to trading on AIM of the Powerflute Shares.

If such an application is made, it is expected that such cancellation of admission to trading on AIM will take effect no earlier than 20 Business Days after the date on which Bidco (together with those acting in concert with it) have, by virtue of their shareholdings and acceptances of the Offer, acquired, or agreed to acquire, 75 per cent. of the voting rights attaching to the Powerflute Shares. Bidco will procure that Powerflute makes an announcement through a Regulatory Information Service when the necessary 75 per cent. threshold has been reached confirming that the notice period has commenced and the anticipated date of cancellation.

Cancellation of admission to trading on AIM is likely to reduce significantly the liquidity and marketability of any Powerflute Shares in respect of which the Offer has not at such time been accepted.

In addition, if the Offer becomes, or is declared, unconditional in all respects and Bidco receives valid acceptances (which have not been withdrawn) in respect of Powerflute Shares and Powerflute Options which, when taken together with the Powerflute Shares and Powerflute Options that Bidco has actually acquired (or has an unconditional right to acquire) pursuant to the Smurfit Undertakings and any other Powerflute Shares or Powerflute Options acquired by Bidco before or during the Disclosure Period (whether pursuant to the Offer or otherwise), will result in Bidco holding more than 90 per cent. of the Powerflute Shares and of the voting rights then normally exercisable at a general meeting of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), Bidco also intends to initiate compulsory redemption proceedings pursuant to Chapter 18 Section 1 of the Finnish Companies Act to acquire compulsorily, on the same terms as the Offer, the remaining Powerflute Shares in respect of which the Offer has not at such time been accepted, whether or not the Offer remains open and to seek to re-register Powerflute as a private limited company. In connection with these proceedings, Bidco will hold an extraordinary general meeting as soon as practical after the closing of the Offer to elect new directors to Powerflute’s board of directors.

17.	Overseas Shareholders

The availability of the Offer to Powerflute Shareholders and Powerflute Optionholders who are not resident in the United Kingdom or Finland may be affected by the laws and/or regulations of their relevant jurisdiction. Therefore, any persons who are subject to the laws and/or regulations of any jurisdiction other than the United Kingdom or Finland should inform themselves about and observe any applicable legal or regulatory requirements in their jurisdiction. If you are in any doubt, you should consult your professional adviser in the relevant jurisdiction without delay.

18.	Offer-Related Arrangements

Implementation Agreement

On 14 September 2016, Bidco, Powerflute and, for the limited purpose specified therein, the MDP Funds entered into an implementation agreement (the “Implementation Agreement”). Under this agreement the parties have agreed, on the terms and subject to the conditions contained therein to conduct themselves and the Offer as if the Offer were subject to certain requirements of the Code, notwithstanding that as a matter of law the Code does not apply to the Offer. The Implementation Agreement does not prevent the parties from agreeing to amend the Implementation Agreement with respect to the Offer. The Implementation Agreement also contains certain undertakings, assurances and confirmations among the parties, including with respect to the co-operation of the parties relating to the implementation of the Offer. Pursuant to the Implementation Agreement, the parties have agreed to appoint a committee comprised of representatives appointed by each of Bidco and Powerflute, which will be responsible for determining how the Code would be interpreted and applied in relation to the Offer or the parties (a “Code Committee Matter”). The Implementation Agreement also provides for referral of any matter relating to the interpretation and application of any Code Committee Matter to a Code Expert (as defined in the Implementation Agreement), whose rulings (absent fraud or manifest error) are final and binding on the parties. Pursuant to the Implementation Agreement Bidco and Powerflute agree to co-operate and assist each other in obtaining the clearances required to satisfy the Conditions and the Implementation Agreement also sets out their agreement as to the treatment, in relation to the Offer, of participants in the Powerflute Share Plan. The Implementation Agreement terminates automatically (save in respect of certain surviving provisions) in certain circumstances including (a) upon agreement in writing between the parties thereto; (b) if the Offer lapses (or is withdrawn) in accordance with its terms (unless where such lapse or withdrawal is otherwise to be followed soon after by an announcement of a firm intention to make an offer made by Bidco or a person acting in concert with Bidco to implement the Offer by a different offer on substantially the same or improved terms); (c) if the Independent Directors withdraw or adversely modify or qualify their recommendation and thereafter Bidco gives written notice to Powerflute to terminate the Implementation Agreement or Powerflute gives written notice to Bidco to terminate the Implementation Agreement; or (d) if an independent competing transaction approved by the Board becomes or is declared unconditional in all respects or is completed.

Smurfit Undertakings

On 14 September 2016, Bidco and the Smurfit Parties entered into deeds of irrevocable undertaking (the “Smurfit Undertakings”) pursuant to which Bidco has agreed in private transactions to acquire the Smurfit Parties’ entire beneficial holdings in Powerflute amounting to, in aggregate, 81,973,221 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 27.5 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), for 80 pence in cash for each Powerflute Share and 80 pence in cash less the applicable subscription price for each Powerflute Option and otherwise on the terms and conditions set out in each of the Smurfit Undertakings.

Subject only to the condition that, upon consummation of the purchase of the Smurfit Parties’ entire beneficial holdings in Powerflute by Bidco pursuant to the Smurfit Undertakings, all of the Conditions (except for the Acceptance Condition) shall have been satisfied (or waived by Bidco), completion of the Smurfit Parties Undertaking and the transfer and conveyance of the Smurfit Parties’ entire beneficial holdings in Powerflute to Bidco, free and clear of all liens and other encumbrance, will take place automatically (without any further action required on the part of any Smurfit Party or Bidco or any other person or entity) upon (a) the Smurfit Parties’ receipt of written notice from Bidco that all of the Conditions (except for the Acceptance Condition) have been satisfied (or waived by Bidco) and that the Acceptance Condition will become satisfied (or will be waived by Bidco) upon consummation of the purchase of the Smurfit Parties’ entire beneficial holdings in Powerflute by Bidco pursuant to the Smurfit Undertakings, and (b) Bidco’s delivery of payment to the Smurfit Parties in the amount of 80 pence in cash for each Powerflute Share and 80 pence in cash less the applicable subscription price for each Powerflute Option.

Confidentiality Agreement

On 28 October 2015, MDP entered into a confidentiality agreement with Powerflute in a customary form in relation to MDP’s previous approach, which was announced on the market 21 December 2015, pursuant to which, among other things, MDP undertook, subject to certain exceptions:

•	to keep confidential information relating to Powerflute and not disclose it to third parties (other than those specifically permitted within the agreement) for a period of two years from the date of the agreement; and

•	not to acquire any interest in the securities of Powerflute for a period of 18 months from the date of the agreement.

19.	Documents Available for Inspection

Copies of the following documents will, by no later than 12 noon on the Business Day following date of this Announcement, be published on Powerflute’s website at www.powerflute.com until the end of the Disclosure Period:

(a)	the Equity Commitment Letter, the Interim Facility, the Implementation Agreement and the Confidentiality Agreement;

(b)	the irrevocable undertakings referred to in paragraph 3 of this Announcement (including the Smurfit Undertakings); and

(c)	this Announcement.

20.	Expected Timetable

It is intended that the Offer Document and the Forms of Acceptance containing further details of the Offer will be despatched to Powerflute Shareholders (other than to persons in Restricted Jurisdictions) as soon as practicable and, in any event, not later than 28 days after the date of this Announcement.

21.	General

Your attention is drawn to the further information contained in the Appendices, which form part of, and should be read in conjunction with, this Announcement.

Please be aware that addresses, electronic addresses and certain other information provided by Powerflute Shareholders, Powerflute Optionholders, persons with information rights and other relevant persons for the receipt of communications from Powerflute may be provided to Bidco during the Disclosure Period.

22.	Consent

Rothschild has given and not withdrawn its consent to the publication of this Announcement with the inclusion in it of the references to its name and (where applicable) advice in the form and context in which they appear.

Enquiries:

Barclays (Financial Adviser to MDP and Bidco) Asim Mullick/Kurt Kohlmeyer/Bertie Whitehead (Corporate Broking)	Tel: +44 (0) 20 7623 2323

Rothschild (Financial Adviser to Powerflute) John Deans/Neil Thwaites	Tel: +44 (0) 20 7280 5000

Numis Securities Limited (NOMAD and Corporate Broker to Powerflute) Mark Lander (Corporate Broking) Andrew Holloway/Jamie Lillywhite (Nominated Advisor)	Tel: +44 (0) 20 7260 1000

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting as financial adviser exclusively for MDP and Bidco and no one else in connection with the Offer, this Announcement and the other matters referred to in this Announcement, and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than MDP and Bidco for providing the protections afforded to its clients, nor for providing advice in relation to the Offer or this Announcement or any matter referred to herein.

Rothschild, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for Powerflute as to the financial terms of the Offer and for no-one else in connection with the Offer and this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Powerflute for providing the protections afforded to its clients, nor for providing advice in relation to the Offer or this Announcement or any matter referred to herein.

Numis, which is authorised and regulated by the FCA in the United Kingdom, is acting solely for Powerflute as its nominated adviser and broker in relation to the Offer and this Announcement and nobody else (whether or not a recipient of this Announcement) as a client in relation to the Offer and this Announcement and will not be responsible to anyone other than Powerflute for providing the protections afforded to the clients of Numis nor for providing advice in relation to the Offer and this Announcement or any other matter referred to in this Announcement.

IMPORTANT NOTES

Further Information

This Announcement is for information purposes only. It is not intended to and does not constitute, or form part of, an offer or invitation or the solicitation of any offer to sell or purchase any securities or the solicitation of any offer to otherwise acquire, subscribe for, sell or otherwise dispose of any security pursuant to the Offer or otherwise, nor shall there by any sale, issuance, or transfer of securities in any jurisdiction in contravention of applicable law.

The Offer will be made solely by means of the Offer Document and, in respect of Powerflute Shares held in certificated form and Powerflute Options, the applicable Form of Acceptance, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. Any decision in respect of, or other response to, the Offer should be made only on the basis of the information contained in those documents.

This Announcement has been prepared for the purpose of complying with English and Finnish law and the AIM Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of the United Kingdom and Finland.

Bidco will prepare the Offer Document and the Forms of Acceptance to be distributed to the Powerflute Shareholders and Powerflute Optionholders. Powerflute and Bidco urge the Powerflute Shareholders and Powerflute Optionholders to read the Offer Document and the applicable Form of Acceptance when they become available because they will contain important information relating to the Offer.

The receipt of cash pursuant to the Offer by Powerflute Shareholders and Powerflute Optionholders may be a taxable transaction under applicable national, state and local, as well as foreign and other, tax laws. Each Powerflute Shareholder and Powerflute Optionholder is urged to consult their independent professional adviser regarding the tax consequences of accepting the Offer.

Overseas Shareholders

The release, publication or distribution of this Announcement in certain jurisdictions may be restricted by law, and the availability of the Offer to persons who are residents, citizens or nationals of jurisdictions other than the United Kingdom or Finland may be restricted by laws and/or regulations of those jurisdictions. Therefore any persons who are subject to the laws and regulations of any jurisdiction other than the United Kingdom or Finland should inform themselves about and observe any applicable requirements in their jurisdiction. Any failure to comply with the applicable requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Offer disclaim any responsibility or liability for the violation of such requirements by any person.

Unless otherwise determined by Bidco and permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may accept the Offer by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction, and persons receiving this Announcement and all documentation relating to the Offer (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from any Restricted Jurisdiction.

Unless otherwise permitted by applicable law and regulation, the Offer may not be made, directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

Notice to Finnish Investors

This Announcement has not been prepared in accordance with the Finnish Securities Market Act (746/2012, as amended). Neither the Offer nor this Announcement shall be deemed to constitute any offering of securities or any bid for securities as defined in the Finnish Securities Market Act.

Notice to US Investors

The Offer is being made for securities in a Finnish company traded on the AIM and US Powerflute Shareholders should be aware that this Announcement and documentation relating to the Offer have been, or will be, prepared in accordance with disclosure requirements, format and style that differ from those in the United States. All financial information that is included in this Announcement or that may be included or referred to in any other documents relating to the Offer, have been, or will be, prepared, save where Bidco and Powerflute have expressly agreed otherwise, in accordance with International Financial Reporting Standards adopted by the European Union and therefore may not be comparable to financial statements of US companies or companies whose financial statements are prepared in accordance with US GAAP.

The Offer, if required to be made, will be made in the United States pursuant to applicable exemptions under the US tender offer rules and securities laws and otherwise in accordance with the applicable provisions of English and Finnish law. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and law. In the United States, the Offer will be made solely by Bidco and not by its financial adviser.

Both Powerflute and Bidco are companies incorporated under the laws of Finland. It may not be possible for Powerflute Shareholders or Powerflute Optionholders in the United States to effect service of process within the United States upon Powerflute or Bidco or their respective officers or directors or to enforce against any of them judgments of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue Powerflute or Bidco or their respective officers or directors in a non-US court for violations of the US securities laws. There is also substantial doubt as to enforceability in the United Kingdom in original actions, or in actions for the enforcement of judgments of US courts, based on the civil liability provisions of US federal securities laws.

Forward-Looking Statements

This Announcement, including the information incorporated into this Announcement, contains certain forward-looking statements. These statements are based on the current expectations of Bidco or Powerflute (as the case may be) and are naturally subject to uncertainty and changes in circumstances. These forward-looking statements may include statements about the expected effects on Bidco or Powerflute of the Offer, the expected timing and scope of the Offer, strategic options and all other statements in this Announcement other than historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “budget”, “schedule”, “forecast”, “project”, “goal”, “believe”, “hope”, “aims”, “continue”, “will”, “may”, “should”, “would”, “could”, “subject to”, or other words of similar meaning. By their nature, forward-looking statements involve known and unknown risks and uncertainties, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this Announcement could cause actual results, outcomes and developments to differ materially from those expressed in, or implied by, such forward-looking statements and such statements are therefore qualified in their entirety by the risks and uncertainties surrounding these future expectations. Many of these risks and uncertainties relate to factors that are beyond the entities’ ability to control or estimate precisely, such as, but not limited to, general business and market conditions both globally and locally, political, economic and regulatory forces, industry trends and competition, future exchange and interest rates, changes in government and regulation including in relation to health and safety, the environment, labour relations and tax rates and future business combinations or dispositions. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, neither Bidco nor Powerflute can give any assurance, representation or guarantee that such expectations will prove to have been correct and such forward-looking statements should be construed in light of such factors and you are therefore cautioned not to place reliance on these forward-looking statements which speak only as at the date of this Announcement. Neither Bidco nor Powerflute assumes any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law or regulations.

No Profit Forecasts or Estimates

Nothing in this Announcement is intended or shall be deemed to be a forecast, projection or estimate of the future financial performance of Bidco or Powerflute and no statement in this Announcement should be interpreted to mean that earnings or earnings per share of those entities (where relevant) for the current or future financial periods would necessarily match or exceed the historical published earnings or earnings per share of those entities (where relevant).

Disclosure Requirements

Powerflute is a Finnish company whose shares are traded on AIM and is therefore not subject to the Code. Accordingly, Powerflute Shareholders and others dealing in Powerflute Shares are not obliged to disclose any of their dealings under the provisions of the Code. However, market participants are requested to make disclosure of “dealings” as if the Code applied. Disclosures made in relation to relevant securities of Powerflute should be released via a Regulatory Information Service using the headline “Document re: Powerflute”. The headline “Form 8/8.3” should not be used. Any question regarding completion of these forms should be raised with Numis (tel: +44 (0) 20 7260 1000). Powerflute Shareholders and persons considering the acquisition or disposal of any interest in Powerflute Shares are reminded that they are subject to the Disclosure and Transparency Rules made by the UKLA and other applicable regulatory rules regarding transactions in Powerflute Shares.

Powerflute’s website contains the form of disclosure requested. If you are in any doubt as to whether or not you should disclose “dealings”, you should contact an independent financial adviser authorised by the Financial Conduct Authority under FSMA (or, if you are resident in a jurisdiction other than the United Kingdom, a financial adviser authorised under the laws of such jurisdiction).

In the light of the foregoing, any person who is “interested” in one per cent. or more of any class of “relevant securities” of Powerflute or of any “securities exchange offeror” (being any “offeror” other than an “offeror” in respect of which it has been announced that its “offer” is, or is likely to be, solely in “cash”) is requested to make an “Opening Position Disclosure” following the commencement of the Disclosure Period which begins upon the release of this Announcement.

An “Opening Position Disclosure” should contain details of the person’s “interests” and short positions in, and rights to subscribe for, any “relevant securities” of each of (i) Powerflute and (ii) any “securities exchange offeror(s)”. Persons requested to make an “Opening Position Disclosure” are requested to make such “Opening Position Disclosure” by no later than 3:30 p.m. on the tenth “business day” following the release of this Announcement. Relevant persons who undertake “dealings” in the relevant securities of Powerflute or a “securities exchange offeror” prior to the deadline for making an “Opening Position Disclosure” are requested instead to make a “Dealing Disclosure”.

If any person is, or becomes “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of an offeree or of any “securities exchange offeror”, all “dealings” in any “relevant securities” of that offeree or of any “securities exchange offeror” (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) should be publicly disclosed in a “Dealing Disclosure” by no later than 3:30 p.m. on the “business day” following the date of the relevant transaction. This requested disclosure should continue until the date on which any “offer” becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the Disclosure Period otherwise ends. A “Dealing Disclosure” should contain details of the “dealing” concerned and of the person’s interests and short positions in, and rights to subscribe for, any “relevant securities” of (i) Powerflute and (ii) any “securities exchange offeror”, save to the extent that these details have previously been disclosed.

Accordingly, in the case of both an “Opening Position Disclosure” and any “Dealing Disclosure”, disclosures of interests in the shares of Powerflute are requested to be made.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Powerflute or a “securities exchange offeror”, they should be regarded to be a single person.

“Opening Position Disclosures” will be made by Powerflute and by any “offeror”, and all “dealings” in “relevant securities” of Powerflute by Powerflute, by any “offeror” or by any persons “acting in concert” with any of them, will be disclosed in a “dealing disclosure” by no later than 12:00 p.m. on the “business day” following the date of the relevant transaction.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of “securities”. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of “securities”, or by virtue of any option in respect of, or derivative referenced to, “securities”.

Terms in quotation marks are defined in the Code, which can be found on the website of the Takeover Panel. If you are in any doubt as to whether the request to disclose a “dealing” by reference to the above applies to you, you should contact an independent financial adviser authorised by the Financial Conduct Authority under FSMA.

Purchases Outside the Offer

Bidco or its nominees or brokers (acting as agents) may purchase Powerflute Shares or Powerflute Options otherwise than under the Offer, such as in the open market or through privately negotiated purchases, including pursuant to the Smurfit Undertakings. Such purchases shall comply with the terms of the Implementation Agreement and the AIM Rules.

Publication on Websites and Availability of Hard Copies

A copy of this Announcement will, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, be available free of charge for inspection on Powerflute’s website at www.powerflute.com by no later than 12 noon on the business day following this Announcement. For the avoidance of doubt, the contents of the websites referred to in this Announcement are not incorporated into, and do not form part of, this Announcement.

Powerflute Shareholders holding depositary interests issued by Capita Registrars may request a hard copy of this Announcement by contacting Capita Registrars on 0371 664 0321 if calling from within the United Kingdom or +44 (0) 371 664 0321 if calling from outside the United Kingdom, or by submitting a request in writing to Capita Asset Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. Powerflute Shareholders holding their shares in a Finnish book-entry account may request a hard copy of this Announcement by contacting Nordea Bank Finland Plc on +358 200 3000, or by submitting a request in writing to Nordea Bank Finland Plc, Investor Solutions & Services, Aleksis Kiven katu 3-5, VC215, 00020 NORDEA. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday. You may also request that all future documents, announcements and information to be sent to you in relation to the Offer should be in hard copy form.

Information Relating to Powerflute Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Powerflute Shareholders, persons with information rights and other relevant persons for the receipt of communications from Powerflute may be provided to Bidco during the Disclosure Period as requested from time to time.

Rounding

Certain figures included in this Announcement have been subject to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetical aggregation of the figures that proceed them.

Time

All times shown in this Announcement are London times, unless otherwise stated.

Appendix 1

Conditions and Certain Further Terms of the Offer

Part A: Conditions of the Offer

1.	Acceptance Condition

1.1	The Offer is conditional upon valid acceptances of the Offer being received (and not withdrawn) by not later than 1.00 p.m. on the First Closing Date (or such later time(s) and/or date(s) as Bidco may, subject to the Implementation Agreement or with the consent of the Independent Directors, decide) in respect of Powerflute Shares and Powerflute Options which, when taken together with the Powerflute Shares and Powerflute Options that Bidco has actually acquired (or has an unconditional right to acquire) pursuant to the Smurfit Undertakings and any other Powerflute Shares or Powerflute Options acquired by Bidco before or during the Disclosure Period (whether pursuant to the Offer or otherwise), will result in Bidco holding more than 90 per cent. of the Powerflute Shares and of the voting rights then normally exercisable at a general meeting of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), or such lower percentage as Bidco may, subject to the Implementation Agreement, decide (but such lower percentage may not be less than 66 2⁄3 per cent.).

1.2	The Offer will initially be open for acceptances until 1.00 p.m. (London time) on the date falling 60 calendar days after the publication of the Offer Document. Bidco undertakes to keep the Offer open until, at least, the later of:

(a)	the date falling 14 calendar days after the date on which the Acceptance Condition is satisfied; and

(b)	the date falling 60 calendar days after the publication of the Offer Document.

2.	Further Conditions

In addition, subject as stated in Part B of this Appendix I and to the requirements of the Implementation Agreement, the Offer is conditional upon the following conditions (as amended, if appropriate) being satisfied or, where relevant, waived:

2.1	Notifications, waiting periods and authorisations

2.1.1	All anti-trust and/or merger control notifications, filings or applications which are necessary in connection with the Offer having been made and all necessary waiting periods (including any extensions thereof) under any applicable anti-trust and/or merger control legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all anti-trust and/or merger control authorisations, orders, consents, clearances, permissions and approvals necessary in any jurisdiction for, or in respect of, the Offer and, except pursuant to Chapter 18 Section 1 of the Finnish Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Powerflute having been obtained.

2.1.2

Excluding anti-trust or merger control clearance in relation to the implementation of this Offer (in respect of which only paragraph 2.1.1 above shall apply) all material notifications, filings or applications which are necessary or reasonably considered appropriate in connection with the Offer having been made and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Offer and all material authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions and approvals (“Authorisations”) deemed necessary or reasonably appropriate by Bidco in any jurisdiction for, or in respect of, the Offer and, except pursuant to Chapter 18 Section 1 of the Finnish Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Powerflute having been obtained in terms and in a form reasonably satisfactory to Bidco from any appropriate central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body or authority, court, trade agency, professional association, institution, employee representative body or any other body or person whatsoever in any jurisdiction or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Powerflute Group has entered into contractual arrangements and all such Authorisations necessary or reasonably appropriate to carry on the business of any member of the Powerflute Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise wholly unconditional and there being no notice or written intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations.

2.2	General regulatory

No Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, inquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to make the Offer or its implementation, or the acquisition or proposed acquisition of any shares or other securities in, or control of, Powerflute by Bidco, void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, materially prevent or prohibit, restrict, restrain or delay the same or otherwise interfere with the Offer or its implementation, or impose material additional conditions or obligations with respect to, or otherwise materially impede, interfere or require amendment of the Offer or the acquisition, to an extent which is material in the context of the Offer (provided always that Bidco shall take or cause to be taken all steps reasonably necessary in order to any consents from Third Parties as promptly as possible, including divesting (or ceasing operations) assets, properties or businesses (including any related tangible or intangible properties and customer contracts), and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Offer having expired, lapsed or been terminated.

2.3	Certain matters arising as a result of any arrangement, agreement, etc.

Except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Powerflute Group is a party or by or to which any such member or any of its assets is, or may be, bound, entitled or subject, or any event or circumstance which, as a consequence of the Offer or because of the change in the control of Powerflute or any other member of the Powerflute Group represented by the Offer, would, or might reasonably be expected to, result in (in any case to an extent which is, or would be, material in the context of the Powerflute Group taken as a whole):

2.3.1	any monies borrowed by, or any other indebtedness, whether actual or contingent, of, or any grant available to, any member of the Powerflute Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

2.3.2	the creation or enforcement of any mortgage, charge or other security interest over the whole, or any part, of the business, property or assets of any member of the Powerflute Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

2.3.3	any such arrangement, agreement, lease, licence, franchise, permit or other instrument being terminated or the rights, liabilities, obligations or interests of any member of the Powerflute Group therein being adversely modified or adversely affected, or any obligation or liability arising or any adverse action being taken or arising thereunder;

2.3.4	any liability of any member of the Powerflute Group to make any severance, termination, bonus or other payment to any of its directors or other officers;

2.3.5	the rights, liabilities, obligations, interests or business of any member of the Powerflute Group under any such arrangement, agreement, lease, licence, franchise, permit or other instrument, or the interests or business of any member of the Powerflute Group in or with any other person, body, firm or company (or any agreement or arrangement relating to any such interests or business) being, or becoming capable of being, terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

2.3.6	any member of the Powerflute Group ceasing to be able to carry on business under any name under which it presently carries on business;

2.3.7	the value of, or the financial or trading position or prospects of, any member of the Powerflute Group being prejudiced or adversely affected; or

2.3.8	Powerflute Group other than trade creditors or other liabilities incurred in the ordinary course of business,

and no event having occurred which, under any provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Powerflute Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would be expected to result in any of the events or circumstances as are referred to in Conditions 2.3.1 to 2.3.8 (in each case, to an extent which is material in the context of the Powerflute Group taken as a whole).

2.4	Certain events occurring since 31 December 2015

Except as Disclosed, no member of Powerflute having since 31 December 2015:

2.4.1	issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold, or agreed to transfer or sell, or authorised or proposed the transfer or sale of Powerflute Shares out of treasury (except, where relevant, as between Powerflute and wholly owned subsidiaries of Powerflute or between the wholly owned subsidiaries of Powerflute);

2.4.2	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than dividends (or other distributions whether payable in cash or otherwise) paid or made by any subsidiary of Powerflute to Powerflute or any of its subsidiaries in the ordinary course of business;

2.4.3	other than pursuant to the Offer (and except for transactions between Powerflute and its wholly owned subsidiaries or between the wholly owned subsidiaries of Powerflute and transactions in the ordinary course of business) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment, acquisition or disposal of assets or shares or loan capital (or the equivalent thereof) in any undertaking or undertakings, in any such case, to an extent which is material in the context of the Powerflute Group taken as a whole;

2.4.4	(except for transactions between Powerflute and its wholly owned subsidiaries or between the wholly owned subsidiaries of Powerflute) disposed of, or transferred, mortgaged or created any security interest over, any asset or any right, title or interest in any asset or authorised, proposed or announced any intention to do so which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.4.5	(except for transactions between Powerflute and its wholly owned subsidiaries or between the wholly owned subsidiaries of Powerflute) issued, authorised or proposed the issue of, or made any change in or to the terms of, any debentures or, except in the ordinary course of business, become subject to any contingent liability or incurred or increased any indebtedness which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.4.6	entered into or varied, or authorised, proposed or announced its intention to enter into or vary, any material contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) except in the ordinary course of business which is of a long term, unusual or onerous nature or magnitude or which involves an obligation of a nature or magnitude which is likely to be restrictive on the business of any member of the Powerflute Group and which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.4.7	entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary, to a material extent, the terms of, any contract, service agreement, commitment or arrangement with any director or senior executive of any member of the Powerflute Group, save as agreed by Bidco;

2.4.8	proposed, agreed to provide or modified to a material extent the terms of any share option scheme, incentive scheme or other benefit relating to the employment, or termination of employment, of any employee of the Powerflute Group save as agreed by Bidco or which is required pursuant to the implementation of the Offer;

2.4.9	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in Condition 2.4.1, made any other change to any part of its share capital, save as agreed by Bidco or which is required pursuant to the implementation of the Offer;

2.4.10	waived, compromised or settled any claim (other than in the ordinary course of business) which is material in the context of the Powerflute Group taken as a whole;

2.4.11	terminated, or varied the terms of, any agreement or arrangement between any member of the Powerflute Group and any other person in a manner which would have a material adverse effect on the financial position of the Powerflute Group taken as a whole;

2.4.12	other than pursuant to the Offer and as envisaged in accordance with the terms of the Offer, made any alteration to its articles of association or other incorporation documents, in each case, which is material in the context of the Offer;

2.4.13	except in relation to changes made or agreed as a result of, or arising from, changes to legislation, made or agreed or consented to any material change to the terms of the trust deeds and rules constituting the pension scheme(s) established for its directors, employees or their dependants or any material change to the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.14	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased, or threatened to cease, carrying on all, or a substantial part of, its business, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.15	(other than in respect of a member of the Powerflute Group which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.16	entered into, implemented, suffered, authorised the entry into or implementation of, passed any resolution for or proposed a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all, or any material part of, its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.17	(except for transactions between Powerflute and its wholly owned subsidiaries or between the wholly owned subsidiaries of Powerflute) made, authorised or proposed any change in its loan capital, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.18	entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.19	entered into any licence or other disposal of intellectual property rights of any member of the Powerflute Group which is material in the context of the Powerflute Group taken as a whole, and outside the normal course of business; or

2.4.20	entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to, or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition 2.4.

2.5	No adverse change, litigation, regulatory enquiry or similar

Except as Disclosed, since 31 December 2015 there having been:

2.5.1	no adverse change in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Powerflute Group which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.5.2	no litigation, arbitration proceedings, prosecution or other legal proceedings (including, without limitation, with regard to intellectual property rights owned or used by the Powerflute Group) having been threatened in writing, announced or instituted by or against or remaining outstanding against or in respect of, any member of the Powerflute Group or to which any member of the Powerflute Group is, or would reasonably be expected to become, a party (whether as claimant, defendant or otherwise), in each case, which has a material adverse effect on the Powerflute Group taken as a whole, or in the context of the Offer;

2.5.3	no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Powerflute Group having been threatened in writing, announced or instituted or remaining outstanding by, against or in respect of any member of the Powerflute Group, in each case which might reasonably be expected to have a material adverse effect on the Powerflute Group taken as a whole, or in the context of the Offer;

2.5.4	no contingent or other liability having arisen or become apparent to Bidco or increased other than in the ordinary course of business which would, or might reasonably be expected to, adversely affect the business, assets, financial or trading position or profits or prospects of any member of the Powerflute Group to an extent which is material in the context of the Powerflute Group taken as a whole, or in the context of the Offer; and

2.5.5	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Powerflute Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which might reasonably be expected to have a material adverse effect on the Powerflute Group taken as a whole, or in the context of the Offer.

2.6	No discovery of certain matters regarding information, liabilities and environmental issues

Except as Disclosed, Bidco not having discovered:

2.6.1	that any financial, business or other information concerning the Powerflute Group publicly announced prior to the date of the Announcement or disclosed at any time to Bidco or to any of its advisers by or on behalf of any member of the Powerflute Group prior to the date of the Announcement is misleading, contains a material misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading, to an extent which, in any such case, is material in the context of the Powerflute Group taken as a whole;

2.6.2	that any member of the Powerflute Group or any partnership, company or other entity in which any member of the Powerflute Group has a significant economic interest and which is not a subsidiary undertaking of Powerflute is, otherwise than in the ordinary course of business, subject to any liability, contingent or otherwise, and which is material in the context of the Powerflute Group taken as a whole, or in the context of the Offer;

2.6.3	that any past or present member of the Powerflute Group has not complied in any material respect with all applicable legislation, regulations or other requirements of any jurisdiction or any Authorisations relating to the use, treatment, storage, carriage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human or animal health or otherwise relating to environmental matters or the health and safety of humans, which non-compliance would be likely to give rise to any material liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Powerflute Group which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.6.4	that there has been a material disposal, discharge, spillage, accumulation, release, leak, emission or the migration, production, supply, treatment, storage, transport or use of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human or animal health which (whether or not giving rise to non- compliance with any law or regulation), would be reasonably likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Powerflute Group which in any case is material in the context of the Powerflute Group taken as a whole;

2.6.5	that there is, or is reasonably likely to be, any material obligation or liability (whether actual or contingent) or requirement to make good, remediate, repair, reinstate or clean up any property or asset currently or previously owned, occupied, operated or made use of or controlled by any past or present member of the Powerflute Group (or on its behalf), or in which any such member may have, or previously have had or be deemed to have had, an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order of any Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto, which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.6.6	that circumstances exist (whether as a result of the making of the Offer or otherwise) which would be reasonably likely to lead to any Third Party instituting (or whereby any member of the Powerflute Group would be reasonably likely to be required to institute) an environmental audit or take any steps which would in any such case be reasonably likely to result in any actual or contingent liability to improve or install new plant or equipment or to make good, repair, reinstate or clean up any property of any description or any asset now or previously owned, occupied or made use of by any past or present member of the Powerflute Group (or on its behalf) or by any person for which a member of the Powerflute Group is or has been responsible, or in which any such member may have, or previously have had or be deemed to have had, an interest, which, in any case, is material in the context of the Powerflute Group taken as a whole; or

2.6.7	that circumstances exist whereby a person has, or class of persons have, or is reasonably likely to have, any legitimate claim or claims against any member of the Powerflute Group in respect of any product or process, or materials used therein, now or previously manufactured, sold, supplied or carried out by any past or present member of the Powerflute Group, which, in each case, is material in the context of the Powerflute Group taken as a whole.

2.7	Anti-corruption and criminal property

Except as Disclosed, Bidco not having discovered that:

(a)	any member of the Powerflute Group or any person that performs or has performed services for or on behalf of any such member is or has engaged in any activity, practice or conduct which would constitute an offence under the UK Bribery Act 2010, the US Foreign Corrupt Practices Act or any other applicable anti-corruption legislation; or

(b)	any asset of any member of the Powerflute Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition),

which, in either case, is material in the context of the Powerflute Group taken as a whole.

Part B: Certain Further Terms of the Offer

Bidco reserves the right to waive, in whole or in part, all or any of the above Conditions 2.1 to 2.7 (inclusive). Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

Bidco shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of Conditions 2.1 to 2.7 (inclusive) by a date earlier than the latest date for the fulfillment of that Condition notwithstanding that the other Conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfillment.

If pursuant to the Implementation Agreement Bidco is required to make a mandatory offer for Powerflute Shares, Bidco will make such alterations to any of the above Conditions and terms of the Offer as are necessary to comply with the relevant provisions of the Code as if the Offer were subject to the Code (except as otherwise specifically provided in the Implementation Agreement).

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

The Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or of any facility of a national securities exchange of, any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction (unless otherwise determined by Bidco).

Powerflute Shares (including shares underlying options) which will be acquired under the Offer will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this Announcement.

The offer price for each outstanding Powerflute Share validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer will be payable in Sterling. However, beneficial owners of Powerflute Shares that are registered directly in their own name in the Finnish book-entry system will have the option to receive (in full satisfaction of Bidco’s obligations in respect of the offer price) payment in respect of their Powerflute Shares that are validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer in the equivalent amount of Euros determined as near to the payment date as reasonably practicable based on the Euro spot rate against the Sterling exchange rate on the nearest practicable day to such payment date (as determined and implemented by the receiving agent for the Offer).

Insofar as a dividend or other distribution and/or a return of capital is proposed, declared, made, paid or payable by Powerflute in respect of a Powerflute Share on or after the date of this Announcement, Bidco reserves the right to reduce the price payable under the Offer in respect of an Powerflute Share by the amount of such dividend and/or distribution and/or return of capital, except in so far as the Powerflute Share is or will be transferred pursuant to the Offer on a basis which entitles Bidco alone to receive the dividend and/or distribution and/or return of capital, but if that reduction to the price has not been effected the person to whom the Offer consideration is paid in respect of that Powerflute Share will be obliged to account to Bidco for the amount of such dividend and/or distribution and/or return of capital. If Bidco exercises its right to reduce the Offer consideration by all or part of the amount of such dividend and/or distribution and/or return of capital that has not been paid, Powerflute Shareholders will be entitled to receive and retain that dividend and/or distribution and/or return of capital.

Bidco may not invoke a condition to the Offer so as to cause the Offer not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to Bidco in the context of the Offer. Notwithstanding anything to the contrary contained in this Announcement or in the Implementation Agreement, the condition contained in paragraph 1.1 of Part A is not subject to this qualification.

The Offer will be governed by English law and will be subject to the jurisdiction of the English courts and to the conditions and further terms set out in this Appendix 1 and to be set out in the Offer Document. Under the terms of the Implementation Agreement, Bidco and Powerflute have agreed to conduct themselves and the Offer as if the Offer were subject to the Code and they will observe and comply with the Code (save as agreed between them). The Offer will also be subject to applicable requirements of the London Stock Exchange, the FCA and the AIM Rules.

Appendix 2

Bases and Sources

In this Announcement:

1.	Unless otherwise stated, financial information relating to the Powerflute Group has been extracted or derived (without any adjustment) from the audited annual report and accounts of Powerflute for the year ended 31 December 2015 or from the unaudited interim condensed consolidated financial statements for the Powerflute Group as of and for the six month period ended 30 June 2016.

2.	References to the existing issued share capital of Powerflute are to the 290,650,374 Powerflute Shares in issue outside of treasury, (and, for the avoidance of doubt, excludes the 5,700,000 Powerflute Shares held in treasury) as at 14 September 2016. The International Securities Identification Number for Powerflute Shares is FI0009015291.

3.	The value of the Offer is calculated on the basis of the fully diluted number of Powerflute Shares, being 297,987,474.

4.	The £260 million consideration payable for the entire issued and to be issued share capital of Powerflute includes the amount attributable to the Powerflute Shares that Bidco has contracted to acquire from the Smurfit Parties pursuant to the Smurfit Undertakings for 80 pence per Powerflute Share.

5.	Unless otherwise stated, all Closing Prices have been derived from Bloomberg.

6.	The subscription price for each outstanding Powerflute Option is denominated in Euro and the offer price for each outstanding Powerflute Option validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer will be payable in Sterling. For purposes of calculating the amount payable in respect of Powerflute Options validly tendered (and not validly withdrawn), the Euro denominated subscription price will be converted to the equivalent amount of Sterling as near to the payment date in respect of such Powerflute Options as reasonably practicable based on the Sterling spot rate against the Euro exchange rate on the nearest practicable day to such payment date.

Appendix 3

Details of Irrevocable Undertakings

The Smurfit Undertakings include an obligation to sell, transfer and convey to Bidco all of their respective right, title and interest in and to all of their Powerflute Shares, free and clear of all liens and other encumbrances, subject only to the condition that all of the Conditions (except for the Acceptance Condition) shall have been satisfied (or waived by Bidco):

Name of Powerflute Shareholder	Number of Powerflute Shares in respect of which undertaking is given	Percentage of Powerflute share capital (assuming exercise of all outstanding Powerflute Options and excluding treasury shares)
Dr. Dermot F. Smurfit	44,252,008*	14.85%
Bacchantes Ltd.	36,050,213	12.10%

*:	excluding 1,671,000 outstanding Powerflute Options held by Dr. Dermot F. Smurfit under the Powerflute Share Plan, which he has also committed to sell to Bidco.

The following irrevocable undertakings given by Powerflute Directors (the “Insider Undertakings”) include undertakings to accept the Offer:

Name of Powerflute Shareholder	Number of Powerflute Shares in respect of which undertaking is given	Percentage of Powerflute share capital (assuming exercise of all outstanding Powerflute Options and excluding treasury shares)
Marco Casiraghi	12,612,229**	4.23%
David Walton	3,108,600***	1.04%
Christopher Knight	1,000,000	0.34%
Teresa Presas	40,000	0.01%

**:	excluding 2,136,800 outstanding Powerflute Options held by Marco Casiraghi under the Powerflute Share Plan, which he has also committed to Bidco.

***:	excluding 1,529,000 outstanding Powerflute Options held by David Walton under the Powerflute Share Plan, which he has also committed to Bidco.

The Smurfit Undertakings and the Insider Undertakings will only cease to be binding if:

(a)	the Offer Document is not posted to shareholders of the Company within 28 days (or such longer period as may be consented to by the Independent Directors) after the publication of this Announcement;

(b)	the Offer lapses or is withdrawn and, for the avoidance of doubt, no new, revised or replacement Offer has been announced, in accordance with the Implementation Agreement, in its place; or

(c)	if the Offer has not become or been declared wholly unconditional on or before 31 December 2016.

The following irrevocable undertaking (the “Institutional Undertaking”) to accept the Offer:

Name of Entities	Number of Powerflute Shares in respect of which undertaking is given	Percentage of Powerflute share capital
Henderson Global Investors Limited and Alphagen Capital Limited in their capacities as discretionary investment managers	49,634,357	16.70%

The Institutional Undertaking will only cease to be binding if:

(a)	the Offer Document is not posted to shareholders of the Company within 28 days (or such longer period as may be consented to by the Independent Directors) after the publication of this Announcement;

(b)	the Offer lapses or is withdrawn and, for the avoidance of doubt, no new, revised or replacement Offer has been announced, in accordance with the Implementation Agreement, in its place;

(c)	if the Offer has not become or been declared wholly unconditional on or before 31 December 2016; or

(d)	(x) on or before the date which is 21 days after the Offer Document is posted to shareholders of the Company, any person other than Bidco and any person acting in concert (as defined in the Code) with Bidco announcing a firm intention to make an offer to acquire all of the Powerflute Shares (a “Takeover Bid”); and (y) the value of the consideration pursuant to the terms of the Takeover Bid (as at the date on which such person announces its firm intention to make the Takeover Bid) exceeding the value of the Offer by 10% or more per Powerflute Share.

Appendix 4

Definitions

Acceptance Condition	the condition set out at paragraph 1 of Part A of Appendix 1 to this Announcement;

AIM	Alternative Investment Market/AIM, a market operated by the London Stock Exchange;

AIM Rules	the AIM Rules for Companies published by the London Stock Exchange;

Announcement	this announcement of Bidco’s firm intention to make the Offer;

Barclays	Barclays Bank PLC, acting through its Investment Bank;

Bidco	Nordic Packaging and Container (Finland) Holdings Oy, a private limited liability company formed in Finland with registered number 2778943-5;

Bidco Group	Bidco, its subsidiaries, holding companies and subsidiaries of such holding companies as defined in the Finnish Companies Act;

Board	the board of directors of Powerflute from time to time;

Business Day	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in Chicago, Helsinki and London (other than solely for trading and settlement in Euro);

Capita Registrars	Capita IRG Trustees Limited

Code	the City Code on Takeovers and Mergers (which, for the avoidance of doubt, Powerflute and Bidco have agreed, to the extent set out in the Implementation Agreement, that they will conduct themselves and the Offer as if the Offer were subject to it);

Closing Price	the closing middle market price of a Powerflute Share as derived from the AIM Appendix of the London Stock Exchange Daily Official List;

Conditions	the conditions of the Offer set out in Appendix 1 to this Announcement;

Confidentiality Agreement	the confidentiality agreement entered into between Powerflute and MDP dated 28 October 2015 as described in paragraph 18 of this Announcement;

Disclosed	(i) disclosed in the unaudited interim results of Powerflute for the six months ended 30 June 2016 (ii) disclosed in the annual report and accounts of Powerflute for the period ended 31 December 2015; (iii) Publicly Disclosed; (iv) disclosed in this Announcement; or (v) fairly disclosed to Bidco (or its advisers) by or on behalf of Powerflute prior to the date of this Announcement;

Disclosure Period	the period commencing on 15 September 2016 and ending on the earlier of the date on which the Offer becomes, or is declared, unconditional as to acceptances and/or the date on which the Offer lapses or is withdrawn (or such other date as the Independent Directors may decide);

Euro or €	the single European currency;

FCA	the UK Financial Conduct Authority;

Finnish Companies Act	the Finnish Companies Act (624/2006);

First Closing Date	the date which falls 60 days after the posting of the Offer Document;

Forms of Acceptance	the form of acceptance and authority relating to the Offer in respect of Powerflute Shares or Powerflute Options, as the case may be, accompanying the Offer Document;

Implementation Agreement	the implementation agreement, dated 14 September 2016 among Bidco, Powerflute and, for the limited purpose specified therein, the MDP Funds;

Independent Directors	each of Dermot F. Smurfit, Christopher Knight, Wolf-Dieter Baumann and Teresa Presas;

Interim Facility	Interim Facilities Agreement, dated 14 September 2016 among MDP, Bidco and Barclays PLC, as mandated lead arranger, interim facility agent and interim security agent;

London Stock Exchange	London Stock Exchange plc;

MDP Funds	Madison Dearborn Capital Partners VII-A, L.P., Madison Dearborn Capital Partners VII-C, L.P. and Madison Dearborn Capital Partners VII Executive-A, L.P., each a Delaware limited partnership and whose registered address is at 70 W Madison Street, Suite 4600, Chicago, IL 60602, United States

Numis	Numis Securities Limited;

Offer	the recommended cash offer to be made by Bidco for the entire issued and to be issued share capital of Powerflute (including all outstanding Powerflute Options) not already owned, or agreed to be acquired, by Bidco, on the terms and subject to the conditions set out in this Announcement and to the full terms and conditions to be set out in the Offer Document and, in respect of Powerflute Shares held in certificated form and Powerflute Options, the applicable Form of Acceptance and, where the context so requires, any subsequent revision, variation, extension or renewal of such offer;

Offer Document	the document to be sent to Powerflute Shareholders which will contain, amongst other things, the terms and conditions of the Offer;

pound, £, pence or Sterling	the lawful currency of the United Kingdom;

Publicly Disclosed	fairly disclosed in any public announcement by Powerflute to any Regulatory Information Service prior to the date of the Announcement;

Powerflute or the Company	Powerflute Oyj, a public stock company incorporated in Finland with registered number FI-2048890-4;

Powerflute Directors	the directors of Powerflute as at the date of this Announcement;

Powerflute Group	Powerflute, its subsidiaries, holding companies and subsidiaries of such holding companies as defined in the Finnish Companies Act;

Powerflute Options	a total of 7,337,100 option rights granted under the Powerflute Share Plan entitling the Share Plan Participants to subscribe an identical number of Powerflute Shares;

Powerflute Optionholders	the holders of Powerflute Options;

Powerflute Shareholders	the holders of Powerflute Shares;

Powerflute Share Plan	the Powerflute Share Option Scheme 2012;

Powerflute Shares	the unconditionally allotted or issued and fully paid up (or credited as fully paid up) ordinary shares each in the capital of Powerflute (it being understood and agreed that, for purposes of the Offer, a depositary interest issued by Capita Registrars, as Powerflute’s registrar for depositary interests, shall be deemed to be the ordinary share held by Capita Registrars, as nominee, that is represented by such depositary interest), and “Powerflute Share” shall be construed accordingly;

Regulatory Information Service	any information service authorised from time to time by the FCA for the purposes of disseminating regulatory announcements;

Restricted Jurisdiction	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available to Powerflute Shareholders or Powerflute Optionholders in that jurisdiction;

Rothschild	N M Rothschild & Sons Limited;

Smurfit Parties	Dr. Dermot F. Smurfit and Bacchantes Ltd., the investment vehicle of Sir Michael Smurfit;

Smurfit Undertakings	the deeds of irrevocable undertaking, each dated 14 September 2016 among Bidco and the Smurfit Parties as described in paragraphs 2, 3 and 18 of this Announcement;

Third Party	any central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, fiscal, or investigative body, authority (excluding any national antitrust or merger control authority), court, trade agency, association, institution or professional or environmental body, employee representative body or any other person or body whatsoever in any relevant jurisdiction;

Treasury Shares	any shares held by Powerflute as treasury shares as defined in section 15 of the Finnish Companies Act;

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland;

United States or US	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction;

US$	US dollars, being the lawful currency of the US; and

US GAAP	generally accepted accounting principles in the US.